Exhibit 10.14

August 2, 2018

Mr. Scott Smith

100 Barclay Street, 17L

New York, NY 10007

Dear Scott:

On behalf of BioAtla LLC (the “Company”), I am pleased to confirm the terms of your employment offered by the Company in connection with your role as President of the Company.

1. Position: Your employment as President shall be a full-time position as an officer of the Company reporting to the Chief Executive Officer of the Company, Jay M. Short, Ph.D., or the Board of Directors of the Company. At a future date, as determined by Dr. Short in his discretion, you may also take on the responsibilities of Chief Executive Officer (CEO) of the Company. You acknowledge that Dr. Short may direct you to take on the responsibilities of CEO without any changes to your salary or other compensation from the Company.

2. Work Location: Your principal place of employment will be the Company’s offices which are currently located in San Diego, California, subject to business travel requirements. As a condition of your employment, you will be required to relocate your primary residence to the San Diego metropolitan area on or before February 1, 2019.

3. Start Date: Your first day of employment on a part-time basis will be August 23, 2018 (the “Start Date”). Your first day of employment on a full-time basis will be October 1, 2018.

4. Salary: You will receive an initial base salary at the annualized rate of Five Hundred Thousand Dollars ($500,000), which shall be subject to standard payroll deductions and withholdings and paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. Such base salary shall be pro-rated during your employment on a part-time basis based on your hours worked. You will be eligible to participate in the Company’s flexible paid time off policy, and also be eligible to participate in the employee benefit plans and programs that the Company offers to other executive employees of the Company, including health, life, disability and dental insurance, and participation in the Company’s 401(k) retirement savings plan, pursuant to the terms and conditions of the benefit plans and applicable Company policies and procedures (as such plans, policies and procedures may be terminated or changed from time to time in the Company’s discretion) .

5. Bonus: You will be eligible to earn annual discretionary incentive compensation in any amount up to fifty percent (50%) of your then current base salary (subject to standard payroll deductions and withholdings), based on achievement of individual and corporate performance targets, metrics and/or management by objectives (collectively, “MBOs”) to be determined and approved by the Company in its discretion. Annual incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the Company of (a) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (b) the amount of any annual incentive compensation earned by you. No annual incentive compensation amount is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee of the Company on the date on which the annual incentive compensation is paid in order to be eligible for any annual incentive compensation. This annual incentive compensation program will be the only incentive compensation, commission, or other bonus program that will apply to you. For the 2018 annual incentive compensation period, your eligibility will be prorated based on the period of employment on a full-time basis.

6. Profits Interests: Following the Start Date and subject to Board approval and your signing (within ten business days of receipt thereof) of such agreements and other documents as the Board may require, you will receive a grant of a total of 3,500,000 Class B Profits Interest Units of the Company (the “Units”) under the Company’s Amended and Restated Profits Interest Incentive Plan or a successor equity plan (“Plan”). The Units will be subject to the terms of the Plan and the Unit Issuance Agreement between you and the Company evidencing the grant (the “Issuance Agreement”) as well as the Company’s Second Amended and Restated Operating Agreement (the “Operating Agreement”). The Units generally are intended to qualify as “profits interests” under Revenue Procedure 93-27 and Revenue Procedure 2001-43 and thus shall not participate with respect to any Net Income or Net Loss of the Company prior to the issuance date of the Units (nor shall the Units be attributed any value of the assets of the Company held immediately prior to the issuance date of such Units). Subject to the terms of the Plan, the Issuance Agreement and the Operating Agreement, and your continuous service, the Units will vest as follows: (a) One Million Seven Hundred Fifty Thousand (1,750,000) of the Units will vest over a period of four (4) years in accordance with the following schedule: twenty-five percent (25%) of such Units shall vest after the first twelve (12) months of continuous service from your Start Date and the balance of such Units (totaling 1,312,500 Units) shall vest in equal monthly installments over the next three (3) years of continuous service; and (b) One Million Seven Hundred Fifty Thousand (1,750,000) of the Units will vest as follows: (i) should you be appointed CEO and President at any point during the four (4)-year period following the Start Date, twenty-five percent (25%) of such Units shall vest upon the later of the date of your appointment as CEO and President (the “Appointment Date”) and the date of the end of twelve (12) months of continuous service from your Start Date, an amount equal to the product of (x) 1/48 of such Units and (y) the positive number of months, if any, equal to the difference between the number months following your Start Date in which the Appointment Date occurred and the 12th month following your Start Date shall vest on the Appointment Date, and thereafter the balance of such Units will vest following the Appointment Date in equal monthly installments until the date of four (4) years of continuous service from your Start Date; and (ii) should you not be appointed President and CEO within four (4) years of your Start Date, the full amount of such Units shall vest on the date of the end of the first 48 months of continuous service from your Start Date. In addition to the other terms and conditions of the Plan, the Units shall be subject to the “Participation Threshold” as described in the Plan, which will generally be equal to or greater than the net fair value of the Company on the date of grant in each case as determined by the

Board. You acknowledge that, inasmuch as the Units are wholly subject to Board approval, the terms and conditions of the Plan, the Issuance Agreement and the Operating Agreement, nothing in this Offer Letter shall vary the terms of any Issuance Agreement signed by the Company and you and in the event of a conflict between this Offer Letter and any Issuance Agreement, the terms of the Issuance Agreement shall govern.

7. NewCo Equity: Following the Start Date and subject to Board approval and your signing (within ten business days of receipt thereof) of such agreements and other documents as the Board may require, you will receive a grant of a total of One Million Seven Hundred Fifty Thousand (1,750,000) ordinary units of NewCo (“NewCo Units”), a limited liability company established by the Company to which the Company is transferring its holdings of common stock in F1 Oncology Inc. Subject to the terms of the plan of transfer of the F1 Oncology shares and your continuous service to the Company, the NewCo Units will vest over a period of four (4) years in accordance with the following schedule: twenty-five percent (25%) of such Units shall vest on the date of the end of the first twelve (12) months of continuous service to the Company following your Start Date and the balance of such NewCo Units shall vest in equal monthly installments over the next three (3) years of continuous service to the Company.

8. Relocation Benefit: The Company will advance to you a cash payment in an amount such that you will receive a net payment in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) after deduction of all applicable withholding taxes, payable in a lump sum on the first administratively practicable payroll pay date following the Start Date (the “Relocation Benefit”). You agree and acknowledge that if (a) you do not relocate your primary residence to the San Diego metropolitan area on or before February 1, 2019, and (b) the Company terminates your employment based on your failure to relocate within this time-frame (which termination shall be for Cause as defined below), you must repay the entire Relocation Benefit to the Company within thirty (30) days following your termination date.

9. Following the Start Date and the period of your employment on a part-time basis, your employment with the Company shall be on a full-time basis and you agree that you will devote your full working time and ability to the performance of your duties. You will further give the Company your undivided loyalty, and refrain during your employment from engaging in any activity that might interfere with your duties to the Company or create a potential or actual conflict of interest.

10. In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that might restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

11. Termination of Employment:

(a) Your employment with the Company may be terminated by you or the Company at any time for any reason upon written notice. In the event that your employment is terminated by the Company without Cause (as defined below), the Company shall provide you with severance in a total amount equal to twelve (12) months’ pay at your final base salary rate, payable in the form of salary continuation. Any obligation of the Company to provide you with the payments described in the preceding sentence is conditioned on your signing a timely and effective general release of claims in a form acceptable to the Company and your continued compliance with the terms of this Offer Letter. Such release shall be considered timely if it is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of your employment and any payments to which you are entitled pursuant to this Section shall commence on the Company’s first regular pay date following the effective date of the aforementioned release of claims and the first such payment shall be retroactive to the day immediately following the date of the termination of your employment.

(b) For purposes of this Offer Letter, “Cause” shall mean the following, as determined by the Board in its reasonable judgment: (i) your failure to perform, or material negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (ii) your material breach of this Offer Letter or any other agreement between you and the Company or any of its affiliates; (iii) willful misconduct by you that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates; (iv) your conviction of (or the pleading by you of nolo contendere to) any felony; (v) your failure to relocate your primary residence as required by Section 2 above; or (vi) your failure to commence employment on a full-time basis as required by Section 3 above.

(c) Notwithstanding anything to the contrary contained in this Offer Letter, in the event that at the time of your separation from service you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. For purposes of Section 409A, your right to receive installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Except as expressly stated in this Section or as provided in any employee benefit plan of the Company, or as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), any and all payments, compensation and benefits provided to you by the Company shall cease as of the date of the termination of your employment.

12. In addition to the compensation package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you on Company credit cards), in accordance with the Company’s policies.

13. As a condition of employment, you must agree to sign and abide by the Company’s Employee Inventions and Non Disclosure Agreement (“EINDA”). You acknowledge and agree that the Company’s obligation to provide you with any severance payments pursuant to Section 11 above is conditioned upon your continued compliance with all terms of the EINDA.

14. You also agree to comply with the Company’s rules, policies and procedures as they are issued from time to time by the Company.

15. Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and till out a form 1-9 as required by federal immigration laws. Further, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company.

16. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or in such other location as then-agreed by the parties. BOTH YOU AND THE COMPANY ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU EACH WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rukes-employment-arbitration/, and which will be provided to you on request). In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Offer Letter is intended to prevent either the Company or you from obtaining injunctive relief in any court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration, including but not limited to pursuant to the EINDA. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. This Offer Letter and the EINDA sets forth the entire agreement between you and the Company with respect to the subject matter thereof. Once signed by you and a duly authorized officer of the Company, this Offer Letter and the EINDA will become legally binding contracts, and will supersede all prior agreements, promises, and understandings (either oral or written) between you and the Company.

18. This Offer Letter may not be amended or modified except by a written modification signed by you and a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Offer Letter. This Offer Letter will be governed by and construed in accordance with the laws of the State of California. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

19. All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. The Company may withhold from any payments made under this Offer Letter all authorized or legally required deductions and withholdings, including but not limited to income, employment and social insurance taxes. Nothing in this Offer Letter shall create any obligation on the part of the Company to indemnify, reimburse, gross up, or otherwise compensate you for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of tax laws or any corresponding provision of law. Your signature below constitutes your agreement with the Company’s employment terms and conditions and this agreement is contingent on final references and standard background check.

To confirm that you agree to the terms stated in this Offer Letter, please sign and date the enclosed copy of this Offer Letter and return it to me as soon as possible, but no later than August 3, 2018.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

BIOATLA, LLC

By:	/s/ Jay M. Short
Name: Jay M. Short, Ph.D.
Title: Chairman, CEO & President

I agree to the terms stated in this letter.

Dated:

Scott Smith

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